NEWS RELEASE

For additional information, contact:
D. Neil Dauby, Chairman and Chief Executive Officer
Bradley M Rust, President and Chief Financial Officer
(812) 482-1314

1 of 20

JULY 28, 2025     GERMAN AMERICAN BANCORP, INC. (GABC) REPORTS STRONG SECOND QUARTER 2025 EARNINGS

Jasper, Indiana: German American Bancorp, Inc. (Nasdaq: GABC) reported strong quarterly earnings of $31.4 million, or $0.84 per share, resulting in the second highest level of reported earnings per share in the Company's history. This level of quarterly earnings represented an increase of $20.9 million, or approximately 180% on a per share basis, from 2025 first quarter earnings of $10.5 million, or $0.30 per share. The first quarter of 2025 was impacted by one-time merger and acquisition costs of $5.9 million and a "Day 2" provision under the current expected credit loss ("CECL") model of $16.2 million (total impact of $16.8 million on an after-tax basis) resulting from the February 1, 2025 merger with Heartland BancCorp (“Heartland”), the parent company of Heartland Bank. On an adjusted basis, net income for the first quarter 2025 was $27.3 million, or $0.79 per share.1

The second quarter 2025 earnings performance was driven by continued core net interest margin expansion, strong gains in net interest income and operating leverage, solid organic loan growth, continued high level of non-interest bearing demand deposits, healthy credit metrics and ongoing improved efficiencies resulting from the Heartland merger. Second quarter 2025 earnings also had the benefit of three months of Heartland operations while first quarter 2025 earnings included only two months.

The overall loan portfolio at June 30, 2025 remains stable and diversified. Loan growth reflected approximately 7% organic growth on an annualized linked quarter basis. The growth was broad based across all lending categories, industry segments and geographic regions. The Company’s loan portfolio reflects healthy credit metrics, as non-performing assets were 0.30% of period end assets and non-performing loans totaled 0.44% of period end loans. Net charge offs remained minimal at 6 basis points of average loans for the second quarter of 2025.

Total deposits declined in the second quarter over linked first quarter as the Company leveraged its strong liquidity position to reduce the higher cost Heartland deposits post-acquisition. Non-interest bearing demand deposit accounts continued to remain strong representing over 27% of total deposits at June 30, 2025.

Non-interest income for the second quarter of 2025 increased $1.9 million or approximately 13% over linked first quarter with all categories reflecting solid increases led by wealth management fees, interchange fees and gains on sales of residential mortgage loans and, to a lesser extent, one additional month of Heartland-related fee income.

Non-interest expense for the second quarter of 2025 decreased $3.3 million, or 6.2%, over linked first quarter 2025 as we continue to reduce our core efficiency ratio from 54.13% for first quarter 2025 to
1 Adjusted net income and adjusted earnings per share are non-GAAP financial measures that management believes are useful in evaluating the financial results of the Company. See Use of Non-GAAP Financial Measures contained in this release.

NEWS RELEASE

For additional information, contact:
D. Neil Dauby, Chairman and Chief Executive Officer
Bradley M Rust, President and Chief Financial Officer
(812) 482-1314

2 of 20

50.23% for second quarter 2025. Heartland-related expenses will continue to be reduced in the second half of 2025 as the operations of Heartland continue to be fully integrated into German American.

The Company also announced that its Board of Directors declared a regular quarterly cash dividend of $0.29 per share, which will be payable on August 20, 2025 to shareholders of record as of August 10, 2025.

In June 2025, German American was once again awarded the Raymond James Community Bankers Cup for 2024 which recognizes the top 10% of community banks based on various profitability, operational efficiency, and balance sheet metrics. Banks considered for recognition include all exchange-traded domestic banks, excluding mutual holding companies, with assets between $500 million and $10 billion. D. Neil Dauby, German American’s Chairman & CEO stated, “We believe this recognition acknowledges our ongoing strong financial performance focus and stability, and reflects our unwavering commitment to excellence. It is a true testament to the dedication of our team of professionals.”

Dauby also stated, “We are extremely pleased with our ability to build upon the momentum from our first quarter acquisition of Heartland with our strong operating performance in the second quarter. A smooth conversion of bank operating systems took place shortly after the conclusion of first quarter 2025, with very little disruption to employees and customers. We are encouraged by the potential benefits of a normalizing yield curve, the continued integration/optimization of Heartland operating expenses, and the strength of our lending pipelines throughout our legacy and newly-acquired geographic footprint. We believe we have positioned the Company for continued future growth and profitability given a stable economic environment.”

Dauby continued, “Thanks to the dedicated efforts of our relationship-focused team of professionals, we are confident that our strong community presence, healthy financial condition and disciplined approach to growth will continue to drive future profitability and long-term shareholder value. We remain excited and committed to the vitality and future growth of our Indiana, Kentucky and Ohio communities.”

NEWS RELEASE

For additional information, contact:
D. Neil Dauby, Chairman and Chief Executive Officer
Bradley M Rust, President and Chief Financial Officer
(812) 482-1314

3 of 20

Balance Sheet Highlights

On February 1, 2025, the Company completed its acquisition of Heartland through the merger of Heartland with and into the Company. Immediately following completion of the Heartland holding company merger, Heartland’s subsidiary bank, Heartland Bank, was merged with and into the Company’s subsidiary bank, German American Bank (the "Bank"). Heartland, headquartered in Whitehall, Ohio, operated 20 retail banking offices located in Columbus, Ohio and Greater Cincinnati. As of the closing of the transaction, Heartland had total assets of approximately $1.94 billion, total loans of approximately $1.58 billion, and total deposits of approximately $1.73 billion. The Company issued approximately 7.74 million shares of its common stock, and paid approximately $23.1 million in cash, in exchange for all of the issued and outstanding shares of common stock of Heartland and in cancellation of all options to acquire Heartland common stock outstanding as of the effective time of the merger.

Total assets for the Company totaled $8.280 billion at June 30, 2025, representing a decline of $139.6 million compared with March 31, 2025 and an increase of $2.063 billion compared with June 30, 2024. The decline in total assets at June 30, 2024 compared with March 31, 2025 was largely driven by a decline in total deposits which in turn has led to a decline in short-term investments. At June 30, 2025, federal funds sold and other short-term investments totaled $100.3 million, a decline of $262.9 million, compared with $363.2 million at March 31, 2025 due to a decline in total deposits and solid organic loan growth during the second quarter of 2025. The increase in total assets at June 30, 2025 compared with June 30, 2024 was in large part attributable to the Heartland acquisition, with continued organic loan growth also contributing to the increase.

June 30, 2025 total loans increased $93.4 million, or 7% on an annualized basis, compared with March 31, 2025 and increased $1.704 billion compared with June 30, 2024. The increase during the second quarter of 2025 compared with March 31, 2025 was broad-based across all segments of the portfolio throughout the Company's footprint. Commercial and industrial loans increased $5.5 million, or 3% on an annualized basis, commercial real estate loans increased $41.7 million, or 5% on an annualized basis, and agricultural loans grew $5.7 million, or 5% on an annualized basis. Retail loans grew by $40.5 million, or 12% on an annualized basis, due in large part to strong home equity loan originations. The increase at June 30, 2025 compared with June 30, 2024 was also largely due to the acquisition of Heartland and to a lesser extent organic loan growth throughout the Company's existing market areas.

The composition of the loan portfolio has remained relatively stable and diversified over the past several years. The addition of the Heartland loan portfolio resulted in only modest changes to the overall portfolio composition, most notably in the residential mortgage loan segment. The portfolio is most heavily weighted in commercial real estate loans at 54% of the portfolio, followed by commercial and industrial loans at 14% of the portfolio, residential mortgage loans at 14% of the portfolio (up from 9% at June 30, 2024),

NEWS RELEASE

For additional information, contact:
D. Neil Dauby, Chairman and Chief Executive Officer
Bradley M Rust, President and Chief Financial Officer
(812) 482-1314

4 of 20

agricultural loans at 8% of the portfolio, and home equity loans at 8% of the portfolio. The Company’s commercial lending is extended to various industries, including multi-family housing and lodging, agribusiness and manufacturing, as well as health care, wholesale, and retail services.

End of Period Loan Balances	6/30/2025	3/31/2025	6/30/2024
(dollars in thousands)

Commercial & Industrial Loans	$817,546	$812,073	$664,435
Commercial Real Estate Loans	3,096,728	3,055,074	2,172,447
Agricultural Loans	461,420	455,678	413,742
Consumer Loans	574,323	543,897	424,647
Residential Mortgage Loans	798,343	788,222	368,997
	$5,748,360	$5,654,944	$4,044,268

The Company’s allowance for credit losses totaled $75.5 million at June 30, 2025 compared to $75.2 million at March 31, 2025 and $43.9 million at June 30, 2024. The allowance for credit losses represented 1.32% of period-end loans at June 30, 2025, 1.33% at March 31, 2025 and 1.09% of period-end loans at June 30, 2024.

The Company added $32.1 million to the allowance for credit losses in conjunction with the closing of the Heartland acquisition on February 1, 2025, related to the Heartland loan portfolio. Of the increase in the allowance for credit losses for the Heartland portfolio, $16.2 million was recorded through the "Day 2" provision for credit losses under the CECL model.

Under the CECL model, certain acquired loans continue to carry a fair value discount as well as an allowance for credit losses. As of June 30, 2025, the Company held net discounts on acquired loans of $60.9 million, which included $58.4 million related to the Heartland loan portfolio.
Non-performing assets totaled $25.1 million at June 30, 2025, $18.6 million at March 31, 2025, and $7.3 million at June 30, 2024. Non-performing assets represented 0.30% of total assets at June 30, 2025, 0.22% at March 31, 2025 and 0.12% at June 30, 2024. Non-performing loans represented 0.44% of total loans at June 30, 2025, 0.33% at March 31, 2025 and 0.18% at June 30, 2024.

The increase in non-performing assets during the second quarter of 2025 was largely related to a single acquired commercial relationship. The relationship was identified as an adversely classified relationship at the time of acquisition and has subsequently been placed on non-accrual status. The overall increase in non-performing assets in all periods presented was largely attributable to the Heartland acquisition. As of June 30, 2025, non-performing assets from the Heartland acquisition totaled approximately $10.3 million.

NEWS RELEASE

For additional information, contact:
D. Neil Dauby, Chairman and Chief Executive Officer
Bradley M Rust, President and Chief Financial Officer
(812) 482-1314

5 of 20

Non-performing Assets
(dollars in thousands)
	6/30/2025	3/31/2025	6/30/2024
Non-Accrual Loans	$22,787	$17,858	$6,583
Past Due Loans (90 days or more)	2,301	714	706
Total Non-Performing Loans	25,088	18,572	7,289
Other Real Estate	48	48	33
Total Non-Performing Assets	$25,136	$18,620	$7,322

June 30, 2025 total deposits declined $143.2 million compared to March 31, 2025 and increased $1.641 billion compared with June 30, 2024. The decline in total deposits at June 30, 2025 compared with March 31, 2025 was largely related to time (retail and brokered) deposits and interest bearing demand accounts from the Heartland deposit base, as post-merger pricing strategies converge. The increase in total deposits at June 30, 2025 compared with the second quarter of 2024 was largely attributable to the Heartland acquisition. As of June 30, 2025, deposits from the Heartland acquisition totaled $1.608 billion.

The addition of the Heartland deposit portfolio did not result in significant changes to the overall deposit portfolio composition. Notably, non-interest bearing deposits have remained relatively stable as a percent of total deposits at approximately 27% at June 30, 2025, March 31, 2025 and June 30, 2024.

End of Period Deposit Balances	6/30/2025	3/31/2025	6/30/2024
(dollars in thousands)

Non-interest-bearing Demand Deposits	$1,896,737	$1,889,673	$1,448,467
IB Demand, Savings, and MMDA Accounts	3,728,031	3,788,889	2,984,571
Time Deposits < $100,000	521,802	443,285	348,025
Time Deposits > $100,000	808,116	976,038	532,494
	$6,954,686	$7,097,885	$5,313,557

At June 30, 2025, the capital levels for the Company and the Bank, remained well in excess of the minimum amounts needed for capital adequacy purposes and the Bank’s capital levels met the necessary requirements to be considered well-capitalized.

NEWS RELEASE

For additional information, contact:
D. Neil Dauby, Chairman and Chief Executive Officer
Bradley M Rust, President and Chief Financial Officer
(812) 482-1314

6 of 20

	6/30/2025 Ratio	3/31/2025 Ratio	6/30/2024 Ratio
Total Capital (to Risk Weighted Assets)
Consolidated	15.21%	15.01%	16.78%
Bank	13.93%	13.47%	14.52%
Tier 1 (Core) Capital (to Risk Weighted Assets)
Consolidated	13.53%	13.26%	15.19%
Bank	13.02%	12.56%	13.72%
Common Tier 1 (CET 1) Capital Ratio (to Risk Weighted Assets)
Consolidated	13.00%	12.73%	14.49%
Bank	13.02%	12.56%	13.72%
Tier 1 Capital (to Average Assets)
Consolidated	10.93%	11.80%	11.92%
Bank	10.51%	11.16%	10.78%

Results of Operations Highlights – Quarter ended June 30, 2025

Net income for the quarter ended June 30, 2025 totaled $31,361,000, or $0.84 per share, an increase of 180% on a per share basis compared with the first quarter 2025 net income of $10,517,000, or $0.30 per share, and an increase of 22% on a per share basis compared with the second quarter 2024 net income of $20,530,000, or $0.69 per share.

Net income for both the first and second quarters of 2025 were impacted by acquisition-related expenses for the Heartland transaction that closed on February 1, 2025. In addition, net income for the second quarter of 2024 was impacted by the Company's sale of the assets of its wholly-owned subsidiary German American Insurance, Inc. (“GAI”) in a $40 million all-cash transaction and a securities portfolio restructuring transaction whereby available-for-sale securities totaling approximately $375 million in book value were identified to be sold.

The second quarter of 2025 results of operations included acquisition-related expenses of $929,000 ($697,000, on an after tax basis). The first quarter of 2025 results of operations included Heartland acquisition-related expenses of $5,932,000 ($4,620,000, on an after tax basis) and also included the "Day 2" provision for credit losses under the CECL model of $16,200,000 ($12,150,000, on an after tax basis). As indicated above, the second quarter of 2024 earnings included the insurance sale transaction resulting in an after-tax gain, net of transaction costs, of approximately $27,476,000, or $0.93 per share, and the partial securities portfolio restructuring transaction resulting in an after tax loss of $27,189,000, or $0.92 per share. In addition, the second quarter of 2024 included Heartland acquisition-related expenses of $425,000 ($318,000, on an after tax basis).

NEWS RELEASE

For additional information, contact:
D. Neil Dauby, Chairman and Chief Executive Officer
Bradley M Rust, President and Chief Financial Officer
(812) 482-1314

7 of 20

On an adjusted basis, net income for the second quarter of 2025 was $32,058,000, or $0.86 per share, compared with the adjusted first quarter 2025 net income of $27,287,000, or $0.79 per share, and $20,351000, or $0.69 per share, for the second quarter of 2024. Adjusted net income and adjusted earnings per share are non-GAAP financial measures. Refer to “Use of Non-GAAP Financial Measures” contained in this release for additional information including a reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures.

Summary Average Balance Sheet
(Tax-equivalent basis / dollars in thousands)
	Quarter Ended			Quarter Ended			Quarter Ended
	June 30, 2025			March 31, 2025			June 30, 2024

	Principal Balance	Income/ Expense	Yield/ Rate	Principal Balance	Income/ Expense	Yield/ Rate	Principal Balance	Income/ Expense	Yield/ Rate
Assets
Federal Funds Sold and Other
Short-term Investments	$353,588	$3,932	4.46%	$200,538	$2,216	4.48%	$180,595	$2,383	5.31%
Securities	1,572,596	13,395	3.41%	1,586,106	13,392	3.38%	1,505,807	11,224	2.98%
Loans and Leases	5,678,929	90,378	6.38%	5,135,859	81,927	6.46%	4,022,612	59,496	5.95%
Total Interest Earning Assets	$7,605,113	$107,705	5.68%	$6,922,503	$97,535	5.70%	$5,709,014	$73,103	5.14%

Liabilities
Demand Deposit Accounts	$1,873,459			$1,669,722			$1,421,710
IB Demand, Savings, and
MMDA Accounts	$3,858,196	$17,739	1.84%	$3,489,996	$15,308	1.78%	$3,049,511	$14,006	1.85%
Time Deposits	1,381,233	12,896	3.75%	1,270,137	11,720	3.74%	881,880	9,379	4.28%
FHLB Advances and Other Borrowings	208,241	2,645	5.09%	216,613	2,616	4.90%	182,960	2,221	4.88%
Total Interest-Bearing Liabilities	$5,447,670	$33,280	2.45%	$4,976,746	$29,644	2.42%	$4,114,351	$25,606	2.50%

Cost of Funds			1.76%			1.74%			1.80%
Net Interest Income, Tax-Equivalent Basis*		$74,425			$67,891			$47,497
Net Interest Margin			3.92%			3.96%			3.34%
___________________________________________
* Represents a non-GAAP financial measure. Refer to “Use of Non-GAAP Financial Measures” contained in this release for additional information including a reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures.

During the second quarter of 2025, net interest income, on a non tax-equivalent basis, totaled $73,155,000, an increase of $6,583,000, or 10%, compared to the first quarter of 2025 net interest income of $66,572,000 and an increase of $27,184,000, or 59%, compared to the second quarter of 2024 net interest income of $45,971,000.

The increase in net interest income during the second quarter of 2025 compared with both the first quarter of 2025 and the second quarter of 2024 was primarily attributable to a higher level of average earning assets

NEWS RELEASE

For additional information, contact:
D. Neil Dauby, Chairman and Chief Executive Officer
Bradley M Rust, President and Chief Financial Officer
(812) 482-1314

8 of 20

driven by the Heartland acquisition and an improvement of the Company's net interest margin (excluding the impact of accretion of discounts on acquired loans).

The tax equivalent net interest margin for the quarter ended June 30, 2025 was 3.92% compared with 3.96% in the first quarter of 2025 and 3.34% in the second quarter of 2024. The Company's net interest margin and net interest income in all periods presented have been impacted by accretion of loan discounts on acquired loans. Accretion of discounts on acquired loans totaled $3,483,000 during the second quarter of 2025, $4,192,000 during the first quarter of 2025 and $293,000 during the second quarter of 2024. Accretion of loan discounts on acquired loans contributed approximately 18 basis points to the net interest margin in the second quarter of 2025, 24 basis points in the first quarter of 2025 and 2 basis points in the second quarter of 2024.

The continued improvement in the net interest margin, excluding the accretion of discount on acquired loans, during the second quarter of 2025 compared with both the first quarter of 2025 and second quarter of 2024 was largely driven by an improved yield on earning assets and a lower cost of deposits (excluding Heartland's deposit base). The lower cost of deposits was driven by the Federal Reserve's lowering of the Federal Funds rates over the last several months of 2024 and the Company's ability to correspondingly lower deposit costs.

During the quarter ended June 30, 2025, the Company recorded a provision for credit losses of $1,200,000 compared with a provision for credit losses of $15,300,000 in the first quarter of 2025 and a provision for credit losses of $625,000 during the second quarter of 2024. During the first quarter of 2025, the provision for credit losses included $16,200,000 for the "Day 2" CECL addition to the allowance for credit losses related to the Heartland acquisition.

Net charge-offs totaled $848,000, or 6 basis points on an annualized basis, of average loans outstanding during the second quarter of 2025 compared with $486,000, or 4 basis points on an annualized basis, of average loans during the first quarter of 2025 and $433,000, or 4 basis points, of average loans during the second quarter of 2024.

During the quarter ended June 30, 2025, non-interest income totaled $16,733,000, an increase of $1,893,000, or 13%, compared with the first quarter of 2025 and a decline of $2,190,000, or 12%, compared with the second quarter of 2024. The increase in non-interest income during the second quarter of 2025 compared with the first quarter of 2025 was driven by both improvement in the Company's existing operations and the Heartland acquisition. The decline in the second quarter of 2025 compared to the same period of 2024 was largely the result of the sale of the GAI assets during the second quarter of 2024.

On an adjusted basis, non-interest income for the second quarter 2025 was $16,733,000 compared to $14,840,000 for the first quarter 2025 and $13,983,000 for the second quarter 2024. Adjusted non-interest income is a non-GAAP financial measure. Refer to “Use of Non-GAAP Financial Measures” contained in

NEWS RELEASE

For additional information, contact:
D. Neil Dauby, Chairman and Chief Executive Officer
Bradley M Rust, President and Chief Financial Officer
(812) 482-1314

9 of 20

this release for additional information including a reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures.

	Quarter Ended	Quarter Ended	Quarter Ended
Non-interest Income	6/30/2025	3/31/2025	6/30/2024
(dollars in thousands)

Wealth Management Fees	$4,165	$3,836	$3,783
Service Charges on Deposit Accounts	3,714	3,486	3,093
Insurance Revenues	—	—	1,506
Company Owned Life Insurance	703	575	525
Interchange Fee Income	5,057	4,421	4,404
Sale of Assets of German American Insurance	—	—	38,323
Other Operating Income	2,097	1,690	1,213
Subtotal	15,736	14,008	52,847
Net Gains on Sales of Loans	997	832	969
Net Gains (Losses) on Securities	—	—	(34,893)
Total Non-interest Income	$16,733	$14,840	$18,923

Wealth management fees increased $329,000, or 9%, during the second quarter of 2025 compared with the first quarter of 2025 and increased $382,000, or 10%, compared with the second quarter of 2024. The increase during the second quarter of 2025 compared with the first quarter of 2025 was largely attributable to seasonal fees related to customer tax filings, strong new business results, and the Heartland acquisition, partially offset by weaker equity markets during the first two months of the second quarter. The increase during the second quarter of 2025 compared with the second quarter of 2024 was largely attributable to increased assets under management driven by healthy capital markets throughout 2024 and continued strong new business results in addition to the Heartland acquisition.

Service charges on deposit accounts increased $228,000, or 7%, during the quarter ended June 30, 2025 compared with the first quarter of 2025 and increased $621,000, or 20%, compared with the second quarter of 2024. The increase during the second quarter of 2025 compared with both first quarter of 2025 and the second quarter of 2024 was largely attributable to the Heartland acquisition in addition to increased customer utilization of deposit services.

No insurance revenues were recognized during the second quarter of 2025 or first quarter of 2025 as a result of the sale of the GAI assets effective June 1, 2024. Insurance revenues declined $1,506,000 during the second quarter of 2025, compared with the second quarter of 2024, due to the sale. As previously discussed, the second quarter of 2024 included the sale of substantially all of the assets of GAI which totaled $38,323,000 in net proceeds.

NEWS RELEASE

For additional information, contact:
D. Neil Dauby, Chairman and Chief Executive Officer
Bradley M Rust, President and Chief Financial Officer
(812) 482-1314

10 of 20

Interchange fees increased $636,000, or 14%, during the quarter ended June 30, 2025 compared with the first quarter of 2025 and increased $653,000, or 15%, compared with the second quarter of 2024. The increase during the second quarter of 2025 compared with the first quarter of 2025 was largely related to a seasonally higher level of customer transaction volume and the Heartland acquisition. The increase during the second quarter of 2025 compared with the second quarter of 2024 was largely attributable to the Heartland acquisition.

Other operating income increased $407,000, or 24%, during the second quarter of 2025 compared with the first quarter of 2025 and increased $884,000, or 73%, compared with the second quarter of 2024. The increase during the second quarter of 2025 compared with both the first quarter of 2025 and the second quarter of 2024 was primarily attributable to the Heartland acquisition.

There were no securities transactions during the second or first quarters of 2025 that resulted in net gains or losses. The net loss on securities during the second quarter of 2024 in the amount of $34,893,000 was related to the net loss recognized on the securities restructuring transaction previously discussed.

During the quarter ended June 30, 2025, non-interest expense totaled $49,517,000, a decline of $3,265,000, or 6%, compared with the first quarter of 2025, and an increase of $11,843,000, or 31%, compared with the second quarter of 2024. The decline in non-interest expense during the second quarter of 2025 compared with the first quarter of 2025 was the result of a reduced level of non-recurring acquisition-related expenses, which was partially offset by a full quarter of Heartland operating costs. The primary drivers of the increased operating expenses in the second quarter of 2025 compared with the second quarter of 2024 were the Heartland operating costs.

Each period presented included Heartland acquisition-related expenses, with such amounts being $929,000 for second quarter 2025, $5,932,000 for first quarter 2025 and $425,000 for second quarter 2024. The second quarter of 2024 also included non-recurring professional fees and other costs associated with the GAI asset sale that totaled approximately $1,816,000.

On an adjusted basis, non-interest expense for second quarter 2025 was $48,588,000 compared to $46,850,000 for first quarter 2025 and $34,203,000 for second quarter 2024. Adjusted non-interest expense is a non-GAAP financial measure. Refer to “Use of Non-GAAP Financial Measures” contained in this release for additional information including a reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures.

NEWS RELEASE

For additional information, contact:
D. Neil Dauby, Chairman and Chief Executive Officer
Bradley M Rust, President and Chief Financial Officer
(812) 482-1314

11 of 20

	Quarter Ended	Quarter Ended	Quarter Ended
Non-interest Expense	6/30/2025	3/31/2025	6/30/2024
(dollars in thousands)

Salaries and Employee Benefits	$26,638	$28,040	$20,957
Occupancy, Furniture and Equipment Expense	4,751	4,663	3,487
FDIC Premiums	888	900	710
Data Processing Fees	4,086	5,495	3,019
Professional Fees	2,112	4,184	3,462
Advertising and Promotion	1,300	1,454	909
Intangible Amortization	2,803	2,070	532
Other Operating Expenses	6,939	5,976	4,598
Total Non-interest Expense	$49,517	$52,782	$37,674

Salaries and benefits declined $1,402,000, or 5%, during the quarter ended June 30, 2025 compared with the first quarter of 2025 and increased $5,681,000, or 27%, compared with the second quarter of 2024. The decline in salaries and benefits during the second quarter of 2025 compared with the first quarter of 2025 was largely attributable to acquisition-related salary and benefit costs of a non-recurring nature that totaled approximately $1,843,000 in the first quarter of 2025. The increase in the second quarter of 2025 compared with the second quarter of 2024 was due primarily to the salaries and benefits costs for the Heartland employee base.

Occupancy, furniture and equipment expense increased $88,000, or 2%, during the second quarter of 2025 compared with the first quarter of 2025 and increased $1,264,000, or 36%, compared to the second quarter of 2024. The increase during the second quarter of 2025 compared with the second quarter of 2024 was primarily attributable to the operating costs of the Heartland branch network.

Data processing fees declined $1,409,000, or 26%, during the second quarter of 2025 compared with the first quarter of 2025 and increased $1,067,000, or 35%, compared with the second quarter of 2024. The decline during the second quarter of 2025 compared with the first quarter of 2025 was largely driven by a lower level of acquisition-related costs, which totaled approximately $235,000 during the second quarter of 2025 and $1,323,000 during the first quarter of 2025. The increase during the second quarter of 2025 compared with the same period of 2024 was largely driven by operating costs of the existing Heartland systems and acquisition-related costs during the second quarter of 2025.

NEWS RELEASE

For additional information, contact:
D. Neil Dauby, Chairman and Chief Executive Officer
Bradley M Rust, President and Chief Financial Officer
(812) 482-1314

12 of 20

Professional fees declined $2,072,000, or 50%, in the second quarter of 2025 compared with the first quarter of 2025 and declined $1,350,000, or 39%, compared with the second quarter of 2024. The decline during the second quarter of 2025 to both comparative periods was due in large part to professional fees associated with the Heartland acquisition. Professional fees related to merger and acquisition activities totaled approximately $222,000 during the second quarter of 2025, approximately $2,661,000 during the first quarter of 2025 and approximately $1,971,000 during the second quarter of 2024, with all periods being impacted by the Heartland acquisition and second quarter 2024 also being impacted by the GAI asset sale.

Intangible amortization increased $733,000, or 35%, during the second quarter of 2025 compared with the first quarter of 2025 and increased $2,271,000, or 427%, compared with the second quarter of 2024. The increase was attributable to the Heartland acquisition.

Other operating expenses increased $963,000, or 16%, during the second quarter of 2025 compared with the first quarter of 2025 and increased $2,341,000, or 51%, compared with the second quarter of 2024. The increase in the second quarter of 2025 compared to both the first quarter of 2025 and second quarter of 2024 was largely attributable to acquisition-related training costs and to operating cost of Heartland.

About German American

German American Bancorp, Inc. (Nasdaq: GABC) is a financial holding company based in Jasper, Indiana. German American, through its banking subsidiary German American Bank, operates 94 banking offices located throughout Indiana (central/southern), Kentucky (northern/central/western), and Ohio (central/ southwest). In Columbus, Ohio and Greater Cincinnati, the Company does business as Heartland Bank, a Division of German American Bank. The Company also owns an investment brokerage subsidiary, German American Investment Services, Inc.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may be deemed “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned that, by their nature, forward-looking statements are based on assumptions and are subject to risks, uncertainties, and other factors. Forward-looking statements can often, but not always, be identified by the use of words like “believe”, “continue”, “pattern”, “estimate”, “project”, “intend”, “anticipate”, “expect” and similar expressions or future or conditional verbs such as “will”, “would”, “should”, “could”, “might”, “can”, “may”, or similar expressions.

Actual results and experience could differ materially from the anticipated results or other expectations expressed or implied by these forward-looking statements as a result of a number of factors, including but not limited to, those discussed in this press release. Factors that could cause actual experience to differ from the expectations expressed or implied in this press release include:

a.changes in interest rates and the timing and magnitude of any such changes;

NEWS RELEASE

For additional information, contact:
D. Neil Dauby, Chairman and Chief Executive Officer
Bradley M Rust, President and Chief Financial Officer
(812) 482-1314

13 of 20

b.unfavorable economic conditions, including a prolonged period of inflation, and the resulting adverse impact on, among other things, credit quality;
c. the soundness of other financial institutions and general investor sentiment regarding the stability of financial institutions;
d. changes in our liquidity position;
e. the impacts of epidemics, pandemics or other infectious disease outbreaks;
f.    changes in competitive conditions;
g.    the introduction, withdrawal, success and timing of asset/liability management strategies or of mergers and acquisitions and other business initiatives and strategies;
h.    changes in customer borrowing, repayment, investment and deposit practices;
i.    changes in fiscal, monetary and tax policies;
j.    changes in financial and capital markets;
k.    capital management activities, including possible future sales of new securities, or possible repurchases or redemptions by German American of outstanding debt or equity securities;
l.    risks of expansion through acquisitions and mergers, including the possibility that the anticipated cost savings and strategic gains, are not realized when expected or at all as a result of unexpected credit quality problems of the acquired loans or other assets, unexpected attrition of the customer base or employee base of the acquired institution or branches, and difficulties in integration of the acquired operations;

m.    factors driving credit losses on investments;

n.    the impact, extent and timing of technological changes;
o.    potential cyber-attacks, information security breaches and other criminal activities;
p.    litigation liabilities, including related costs, expenses, settlements and judgments, or the outcome of matters before regulatory agencies, whether pending or commencing in the future;
q.    actions of the Federal Reserve Board;
r.    changes in accounting principles and interpretations;
s.    potential increases of federal deposit insurance premium expense, and possible future special assessments of FDIC premiums, either industry wide or specific to German American’s banking subsidiary;
t.    actions of the regulatory authorities under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and the Federal Deposit Insurance Act and other possible legislative and regulatory actions and reforms;
u.    impacts resulting from possible amendments or revisions to the Dodd-Frank Act and the regulations promulgated thereunder, or to Consumer Financial Protection Bureau rules and regulations;
v.    the continued availability of earnings and excess capital sufficient for the lawful and prudent declaration and payment of cash dividends;

NEWS RELEASE

For additional information, contact:
D. Neil Dauby, Chairman and Chief Executive Officer
Bradley M Rust, President and Chief Financial Officer
(812) 482-1314

14 of 20

w. changes to the fair value estimates used by German American in accounting for its acquisition of Heartland, which preliminary valuations must be finalized no later than January 31, 2026; and

x.    other risk factors expressly identified in German American’s cautionary language included under the headings “Forward-Looking Statements and Associated Risk” and “Risk Factors” in German American’s Annual Report on Form 10-K for the year ended December 31, 2024, and other documents subsequently filed by German American with the SEC.

Such statements reflect our views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the operations, results of operations, growth strategy and liquidity of German American. Readers are cautioned not to place undue reliance on these forward-looking statements. It is intended that these forward-looking statements speak only as of the date they are made. We do not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect future events or circumstances or to reflect the occurrence of unanticipated events.

GERMAN AMERICAN BANCORP, INC.
(unaudited, dollars in thousands except per share data)

Consolidated Balance Sheets

	June 30, 2025	March 31, 2025	June 30, 2024
ASSETS
Cash and Due from Banks	$99,871	$79,113	$70,418
Short-term Investments	100,777	363,678	259,401
Investment Securities	1,572,205	1,563,037	1,374,165

Loans Held-for-Sale	13,880	6,713	15,419

Loans, Net of Unearned Income	5,739,428	5,646,526	4,037,127
Allowance for Credit Losses	(75,510)	(75,158)	(43,946)
Net Loans	5,663,918	5,571,368	3,993,181

Stock in FHLB and Other Restricted Stock	17,966	18,105	14,530
Premises and Equipment	139,435	141,387	105,651
Goodwill and Other Intangible Assets	417,159	418,463	184,095
Other Assets	254,931	257,829	200,063
TOTAL ASSETS	$8,280,142	$8,419,693	$6,216,923

LIABILITIES
Non-interest-bearing Demand Deposits	$1,896,737	$1,889,673	$1,448,467
Interest-bearing Demand, Savings, and Money Market Accounts	3,728,031	3,788,889	2,984,571
Time Deposits	1,329,918	1,419,323	880,519
Total Deposits	6,954,686	7,097,885	5,313,557

Borrowings	202,033	216,542	166,644
Other Liabilities	53,919	59,224	48,901
TOTAL LIABILITIES	7,210,638	7,373,651	5,529,102

SHAREHOLDERS’ EQUITY
Common Stock and Surplus	743,230	742,431	420,434
Retained Earnings	533,834	513,292	485,256
Accumulated Other Comprehensive Income (Loss)	(207,560)	(209,681)	(217,869)
SHAREHOLDERS’ EQUITY	1,069,504	1,046,042	687,821

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$8,280,142	$8,419,693	$6,216,923

END OF PERIOD SHARES OUTSTANDING	37,492,814	37,481,716	29,679,248

TANGIBLE BOOK VALUE PER SHARE (1)	$17.40	$16.74	$16.97

(1) Tangible Book Value per Share is defined as Total Shareholders’ Equity less Goodwill and Other Intangible Assets divided by End of Period Shares Outstanding.

GERMAN AMERICAN BANCORP, INC.
(unaudited, dollars in thousands except per share data)

Consolidated Statements of Income

	Three Months Ended			Six Months Ended
	June 30, 2025	March 31, 2025	June 30, 2024	June 30, 2025	June 30, 2024
INTEREST INCOME
Interest and Fees on Loans	$90,002	$81,505	$59,230	$171,507	$117,056
Interest on Short-term Investments	3,932	2,216	2,383	6,148	2,682
Interest and Dividends on Investment Securities	12,501	12,495	9,964	24,996	20,097
TOTAL INTEREST INCOME	106,435	96,216	71,577	202,651	139,835

INTEREST EXPENSE
Interest on Deposits	30,635	27,028	23,385	57,663	44,374
Interest on Borrowings	2,645	2,616	2,221	5,261	4,496
TOTAL INTEREST EXPENSE	33,280	29,644	25,606	62,924	48,870

NET INTEREST INCOME	73,155	66,572	45,971	139,727	90,965
Provision for Credit Losses	1,200	15,300	625	16,500	1,525
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	71,955	51,272	45,346	123,227	89,440

NON-INTEREST INCOME
Net Gains on Sales of Loans	997	832	969	1,829	1,720
Net Gains (Losses) on Securities	—	—	(34,893)	—	(34,858)
Other Non-interest Income	15,736	14,008	52,847	29,744	67,883
TOTAL NON-INTEREST INCOME	16,733	14,840	18,923	31,573	34,745

NON-INTEREST EXPENSE
Salaries and Benefits	26,638	28,040	20,957	54,678	42,135
Other Non-interest Expenses	22,879	24,742	16,717	47,621	32,277
TOTAL NON-INTEREST EXPENSE	49,517	52,782	37,674	102,299	74,412

Income before Income Taxes	39,171	13,330	26,595	52,501	49,773
Income Tax Expense	7,810	2,813	6,065	10,623	10,221

NET INCOME	$31,361	$10,517	$20,530	$41,878	$39,552

BASIC EARNINGS PER SHARE	$0.84	$0.30	$0.69	$1.16	$1.33
DILUTED EARNINGS PER SHARE	$0.84	$0.30	$0.69	$1.16	$1.33

WEIGHTED AVERAGE SHARES OUTSTANDING	37,479,342	34,680,719	29,667,770	36,087,762	29,663,631
DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING	37,479,342	34,680,719	29,667,770	36,087,762	29,663,631

GERMAN AMERICAN BANCORP, INC.
(unaudited, dollars in thousands except per share data)

		Three Months Ended			Six Months Ended
		June 30, 2025	March 31, 2025	June 30, 2024	June 30, 2025	June 30, 2024
EARNINGS PERFORMANCE RATIOS
	Annualized Return on Average Assets	1.49%	0.55%	1.32%	1.04%	1.28%
	Annualized Return on Average Equity	11.97%	4.52%	12.64%	8.46%	12.11%
	Annualized Return on Average Tangible Equity (1)	19.87%	7.10%	17.67%	13.68%	16.92%
	Net Interest Margin	3.92%	3.96%	3.34%	3.94%	3.34%
	Efficiency Ratio (2)	51.25%	61.30%	36.66%	56.04%	44.77%
	Net Overhead Expense to Average Earning Assets (3)	1.72%	2.19%	1.31%	1.95%	1.40%

ASSET QUALITY RATIOS
	Annualized Net Charge-offs to Average Loans	0.06%	0.04%	0.04%	0.05%	0.07%
	Allowance for Credit Losses to Period End Loans	1.32%	1.33%	1.09%
	Non-performing Assets to Period End Assets	0.30%	0.22%	0.12%
	Non-performing Loans to Period End Loans	0.44%	0.33%	0.18%
	Loans 30-89 Days Past Due to Period End Loans	0.46%	0.36%	0.32%

SELECTED BALANCE SHEET & OTHER FINANCIAL DATA
	Average Assets	$8,424,328	$7,628,810	$6,230,676	$8,028,766	$6,166,523
	Average Earning Assets	$7,605,113	$6,922,503	$5,709,014	$7,265,693	$5,649,925
	Average Total Loans	$5,678,929	$5,135,859	$4,022,612	$5,408,894	$3,997,422
	Average Demand Deposits	$1,873,459	$1,669,722	$1,421,710	$1,772,153	$1,423,975
	Average Interest Bearing Liabilities	$5,447,670	$4,976,746	$4,114,351	$5,213,509	$4,043,715
	Average Equity	$1,048,227	$931,386	$649,886	$990,129	$653,334

	Period End Non-performing Assets (4)	$25,136	$18,620	$7,322
	Period End Non-performing Loans (5)	$25,088	$18,572	$7,289
	Period End Loans 30-89 Days Past Due (6)	$26,294	$20,093	$12,766

	Tax-Equivalent Net Interest Income	$74,425	$67,891	$47,497	$142,316	$94,136
	Net Charge-offs during Period	$848	$486	$433	$1,334	$1,344

(1)	Average Tangible Equity is defined as Average Equity less Average Goodwill and Other Intangibles.
(2)	Efficiency Ratio is defined as Non-interest Expense less Intangible Amortization divided by the sum of Net Interest Income, on a tax-equivalent basis, and Non-interest Income less Net Gains (Losses) on Securities.
(3)	Net Overhead Expense is defined as Total Non-interest Expense less Total Non-interest Income.
(4)	Non-performing assets are defined as Non-accrual Loans, Loans Past Due 90 days or more, and Other Real Estate Owned.
(5)	Non-performing loans are defined as Non-accrual Loans and Loans Past Due 90 days or more.
(6)	Loans 30-89 days past due and still accruing.

GERMAN AMERICAN BANCORP, INC.
USE OF NON-GAAP FINANCIAL MEASURES

The accounting and reporting policies of German American Bancorp, Inc. (the “Company”) conform to U.S. generally accepted accounting principles (“GAAP”) and general practices within the banking industry. As a supplement to GAAP, the Company has provided certain, non-GAAP financial measures, which it believes are useful because they assist investors in assessing the Company’s operating performance. Specifically, the Company has presented its net income, earnings per share, provision for credit losses, non-interest expense, non-interest income, efficiency ratio, and net interest margin on an as adjusted basis for the periods set forth below to reflect the exclusion of the following items: (1) the Current Expected Credit Losses (“CECL”) “Day 2” provision expense for acquired loans that have only insignificant credit deterioration (i.e., non-PCD loans) related to the Heartland merger; (2) non-recurring expenses related to the Heartland merger; (3) the operating results for German American Insurance, Inc. (“GAI”), whose assets were sold effective June 1, 2024; (4) the gain on the sale of GAI assets; and (5) the loss related to the securities portfolio restructuring transaction that occurred in the second quarter of 2024. Management believes excluding such items from these financial measures may be useful in assessing the Company’s underlying operational performance since the applicable transactions do not pertain to its core business operations and exclusion may facilitate better comparability between periods. In addition, management believes that by excluding such items the measures are useful to the Company, as well as analysts and investors, in assessing operating performance. Management also believes excluding these items may enhance comparability for peer comparison purposes.

Management believes that it is standard practice in the banking industry to present the efficiency ratio and net interest margin on a fully tax-equivalent basis and that, by doing so, it may enhance comparability for peer comparison purposes. The tax-equivalent adjustment to net interest income (for purposes of the efficiency ratio) and net interest margin recognizes the income tax savings when comparing taxable and tax-exempt assets. Interest income and yields on tax-exempt securities and loans are presented using the current federal income tax rate of 21%.

Although intended to enhance investors’ understanding of the Company’s business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP.

GERMAN AMERICAN BANCORP, INC.
NON-GAAP RECONCILIATIONS

Non-GAAP Reconciliation – Net Income and Earnings Per Share	Three Months Ended
(Dollars in Thousands, except per share amounts)	06/30/2025	03/31/2025	06/30/2024
Net Income, as reported	$31,361	$10,517	$20,530
Adjustments:
Plus: CECL Day 2 non-PCD provision	—	12,150	—
Plus: Non-recurring merger-related expenses	697	4,620	318
Less: Loss on securities restructuring	—	—	(27,189)
Less: Income from GAI operations	—	—	210
Less: Gain on sale of GAI assets	—	—	27,476
Adjusted Net Income	$32,058	$27,287	$20,351

Weighted Average Shares Outstanding	37,479,342	34,680,719	29,667,770

Earnings Per Share, as reported	$0.84	$0.30	$0.69
Earnings Per Share, as adjusted	$0.86	$0.79	$0.69

Non-GAAP Reconciliation – Non-Interest Income and Non-Interest Expense	Three Months Ended
(Dollars in Thousands)	06/30/2025	03/31/2025	06/30/2024

Non-Interest Income	$16,733	$14,840	$18,923
Less: Loss on securities restructuring	—	—	(34,893)
Less: Revenue from GAI operations	—	—	1,510
Less: Gain on sale of GAI assets	—	—	38,323
Adjusted Non-Interest Income	$16,733	$14,840	$13,983

Non-Interest Expense	$49,517	$52,782	$37,674
Less: Non-recurring merger-related expenses	929	5,932	425
Less: Expense from GAI operations	—	—	1,230
Less: Expense from sale of GAI assets	—	—	1,816
Adjusted Non-Interest Expense	$48,588	$46,850	$34,203

GERMAN AMERICAN BANCORP, INC.
NON-GAAP RECONCILIATIONS

Non-GAAP Reconciliation – Efficiency Ratio	Three Months Ended
(Dollars in Thousands)	06/30/2025	03/31/2025	06/30/2024
Adjusted Non-Interest Expense (from above)	$48,588	$46,850	$34,203
Less: Intangible Amortization	2,803	2,070	532
Adjusted Non-Interest Expense excluding Intangible Amortization	$45,785	$44,780	$33,671

Net Interest Income	$73,155	$66,572	$45,971
Add: FTE Adjustment	1,270	1,319	1,526
Net Interest Income (FTE)	74,425	67,891	47,497

Adjusted Non-Interest Income (from above)	16,733	14,840	13,983

Total Adjusted Total Revenue	$91,158	$82,731	$61,480

Efficiency Ratio	51.25%	61.30%	36.66%
Adjusted Efficiency Ratio	50.23%	54.13%	54.77%

Non-GAAP Reconciliation – Net Interest Margin	Three Months Ended
(Dollars in Thousands)	06/30/2025	03/31/2025	06/30/2024
Net Interest Income (FTE) from above	$74,425	$67,891	$47,497
Less: Accretion of Discount on Acquired Loans	$3,483	$4,192	$293
Adjusted Net Interest Income (FTE)	$70,942	$63,699	$47,204
Average Earning Assets	$7,605,113	$6,922,503	$5,709,014
Net Interest Margin (FTE)	3.92%	3.96%	3.34%
Adjusted Net Interest Margin (FTE)	3.74%	3.72%	3.32%